UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 8, 2011

HealthSouth Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On August 8, 2011, HealthSouth (the “Company”) issued a press release, attached hereto and incorporated herein by reference as Exhibit 99.1, announcing it will host an investor conference call at 4:30 p.m. Eastern Time on Tuesday, August 9, 2011 to discuss management’s assessment of the potential impact of the Budget Control Act of 2011 on the Company’s business. The conference call may be accessed by dialing (877) 587-6761 and giving the pass code 90058977. International callers should dial (706) 679-1635 and give the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call also will be webcast live and, along with certain supplemental slides attached hereto and incorporated herein by reference as Exhibit 99.2, will be available at http://investor.healthsouth.com/ by clicking on an available link.

On August 2, 2011, President Obama signed into law the Budget Control Act of 2011 (the “Act”).  The Act establishes the Joint Select Committee on Deficit Reduction (the “Select Committee”) which is charged with proposing legislation that would reduce federal deficits by at least $1.5 trillion or more over the next ten years. It is likely the Select Committee’s recommendations will include changes to Medicare, and some of these changes could impact us.  The Act also includes provisions for the automatic reduction of Medicare payments by up to 2% for all healthcare providers if the Select Committee is unable to reach an agreement on deficit reductions of at least $1.2 trillion in the federal budget by November 23, 2011 or the Select Committee’s recommendations for at least $1.2 trillion in deficit reductions fail to pass both chambers of Congress by January 15, 2012.  Management believes it is also likely that the Select Committee may leverage previous healthcare savings proposals such as the recommendations of the National Commission on Fiscal Responsibility and Reform (the “President’s Fiscal Commission” or “Simpson-Bowles”) in creating its recommendations for additional spending cuts. Accordingly, management has provided its assessment of Medicare reimbursement reductions emanating from the Act under two distinct scenarios as presented below and in the supplemental slides attached hereto.  These two scenarios were derived from Medicare savings plans contained in the Act and in the only publicly disclosed proposal that we are aware of that would directly impact Medicare reimbursement for inpatient rehabilitation providers.

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Scenario 1 – Select Committee mirrors President’s Fiscal Commission (Simpson-Bowles): The President’s Fiscal Commission (Simpson-Bowles) proposed a wide range of policies to reduce federal government spending on healthcare. Based on the Company’s assessment of these proposals, it believes only two policies would have an impact on its financial performance: (i) a reduction in the maximum allowable federal matching contributions under state provider tax programs and (ii) elimination of reimbursement for a portion of beneficiary co-pays deemed uncollectible by providers. Management estimates that these proposals would reduce full-year net operating revenues and Adjusted EBITDA in 2012 by approximately $4 million and $7 million, respectively. This is a “gross” effect and does not include any actions the Company may take to mitigate the effects of the reduction. These revisions would be permanent.

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Scenario 2 – Select Committee fails and default mechanism is triggered: As discussed above, should the Select Committee fail to recommend or Congress fail to pass a minimum of $1.2 trillion in deficit reductions, automatic reductions to Medicare reimbursement would be triggered and become effective October 1, 2012. Management estimates that this two-percent reduction to inpatient rehabilitation Medicare expenses in 2013 would reduce the Company’s full-year net operating revenues and Adjusted EBITDA by approximately $32 million. This is a “gross” effect and does not include any actions the Company may take to mitigate the effects of the reduction. After 2013, annual revisions to Medicare reimbursement would be subject to market basket updates less any healthcare adjustments, and total Medicare revenues may continue to be subject to the two-percent sequestration.

Notwithstanding the discussion of the foregoing two potential scenarios and their respective impact on the Company, we cannot predict what alternative deficit reduction initiatives or Medicare payment reductions, if any, will ultimately be recommended or implemented under the Act, or the effect any such initiatives or reductions will have on us. However, such alternative initiatives or reductions could have an adverse impact on our financial position, results of operations, and cash flows.

The Company has previously stated that its business model is expected to generate a compound annual growth rate (“CAGR”) of 5-8% in Adjusted EBITDA and 12-17% in Adjusted Free Cash Flow for the 2011 – 2013 period with the actual results for 2010 serving as the base year.  The Company believes these expectations will remain valid for the period of 2012 – 2014 (with actual 2011 results serving as the base year) even after giving effect to the above two scenarios that may emanate from the Act.  The Company expects, but cannot guarantee, that based on its recent operating experience, it may be able to offset at least a portion of the impact of the potential Medicare reductions through a combination of expense controls, contributions from newly opened and acquired hospitals, and the deployment of free cash flow.

The Company uses “same-store” comparisons to explain the changes in certain performance metrics and line items within its financial statements. Same-store comparisons are calculated based on hospitals open throughout both the full current periods and throughout the full prior periods presented. These comparisons include the financial results of market consolidation transactions in existing markets, as it is difficult to determine, with precision, the incremental impact of these transactions on the Company’s results of operations.

The information contained herein is being furnished pursuant to Item 7.01 of Form 8-K, “Regulation FD Disclosure.” This information shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Note Regarding Presentation of Non-GAAP Financial Measures

The financial data contained in the press release and supplemental slides include non-GAAP financial measures, including the Company’s leverage ratio and Adjusted EBITDA. The leverage ratio referenced therein is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio and Adjusted EBITDA are measures of its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution. The Company’s credit agreement also includes a maximum leverage ratio financial covenant which allows the Company to deduct up to $75 million of cash on hand from consolidated total debt.

The Company uses Adjusted EBITDA on a consolidated basis as a liquidity measure. The Company believes this financial measure on a consolidated basis is important in analyzing its liquidity because it is the key component of certain material covenants contained within the Company’s credit agreement, which is discussed in more detail in Note 8, Long-term Debt, to the consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) and Note 3, Long-term Debt, to the condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 (the “June 2011 Form 10-Q”). These covenants are material terms of the credit agreement, and the credit agreement represents a substantial portion of the Company’s liquidity. Non-compliance with these financial covenants under the credit agreement – its interest coverage ratio and its leverage ratio – could result in the Company’s lenders requiring the Company to immediately repay all amounts borrowed. If the Company anticipated a potential covenant violation, it would seek relief from its lenders, which would have some cost to the Company, and such relief might not be on terms favorable to those in the Company’s existing credit agreement. In addition, if the Company cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the Company’s assessment of its liquidity.

In general terms, the credit agreement definition of Adjusted EBITDA, referred to as “Adjusted Consolidated EBITDA” there, allows the Company to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to or subtract from consolidated net income unusual non-cash or non-recurring items. These items have included, but may not be limited to, (1) amounts associated with government, class action, and related settlements, (2) amounts related to discontinued operations and closed locations, (3) charges in respect of professional fees for reconstruction and restatement of financial statements, including fees paid to outside professional firms for matters related to internal controls and legal fees for continued litigation and support matters discussed in Note 21, Settlements, and Note 22, Contingencies and Other Commitments, to the consolidated financial statements included in the 2010 Form 10-K, and Note 10, Settlements, and Note 11, Contingencies, to the condensed consolidated financial statements included in the June 2011 Form

10-Q, (4) stock-based compensation expense, (5) net investment and other income (including interest income), and (6) fees associated with the Company’s divestiture activities.

In accordance with the credit agreement, the Company has been allowed to add certain other items to the calculation of Adjusted EBITDA, and there may also be certain other deductions required. This includes net income attributable to noncontrolling interests and interest income associated with income tax recoveries, as discussed in Note 19, Income Taxes, to the consolidated financial statements included in the 2010 Form 10-K. In addition, the Company has been allowed to add non-recurring cash gains, such as the cash proceeds from the UBS Settlement (see Note 21, Settlements, to the consolidated financial statements included in the 2010 Form 10-K) to the calculation of Adjusted EBITDA. As these adjustments may not be indicative of the Company’s ongoing performance, they have been excluded from Adjusted EBITDA presented herein and in the supplemental slides attached as Exhibit 99.2.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. The Company reconciles Adjusted EBITDA to net income, which reconciliation is set forth in the supplemental slides attached as Exhibit 99.2, and to net cash provided by operating activities, which reconciliation is set forth below. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the 2010 Form 10-K.

The Company also uses adjusted free cash flow as an analytical indicator to assess its performance. Management believes the presentation of adjusted free cash flow provides investors an efficient means by which they can evaluate the Company’s capacity to reduce debt and pursue development activities. The calculation of adjusted free cash flow is included in the supplemental slides attached as Exhibit 99.2. This measure is not a defined measure of financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities. Our definition of adjusted free cash flow is limited and does not represent residual cash flows available for discretionary spending. Because this measure is not determined in accordance with GAAP and is susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. See the consolidated statements of cash flows included in the 2010 Form 10-K and the condensed consolidated statements of cash flows included in the June 2011 Form 10-Q for the GAAP measures of cash flows from operating, investing, and financing activities. A reconciliation of net cash provided by operating activities to adjusted free cash flow is included in the supplemental slides attached as Exhibit 99.2.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,		For the Year Ended December 31,
	2011	2010	2011	2010	2010	2009	2008	2007
	(In Millions)
Net cash provided by operating activities	$67.8	$88.3	$156.9	$173.1	$331.0	$406.1	$227.2	$230.6
Provision for doubtful accounts	(5.0)	(5.2)	(9.8)	(11.1)	(16.4)	(30.7)	(23.0)	(28.5)
Professional fees—accounting, tax, and legal	8.4	5.7	12.2	8.6	17.2	8.8	44.4	51.6
Interest expense and amortization of debt discounts and fees	34.9	30.1	70.0	60.6	125.6	125.7	159.3	229.2
UBS Settlement proceeds, gross	-	-	-	-	-	(100.0)	-	-
Equity in net income of nonconsolidated affiliates	3.2	2.6	5.7	5.2	10.1	4.6	10.6	10.3
Net income attributable to noncontrolling interests in
continuing operations	(11.3)	(10.3)	(23.1)	(20.0)	(40.9)	(33.3)	(29.8)	(31.1)
Amortization of debt discounts and fees	(1.2)	(1.7)	(2.3)	(3.4)	(6.3)	(6.6)	(6.5)	(7.8)
Distributions from nonconsolidated affiliates	(2.8)	(1.2)	(5.5)	(3.3)	(8.1)	(8.6)	(10.9)	(5.3)
Current portion of income tax expense (benefit)	0.7	(3.0)	(1.4)	(1.0)	2.9	(7.0)	(72.8)	(330.4)
Change in assets and liabilities	18.2	0.3	29.5	(1.5)	2.7	(2.0)	50.6	5.5
Change in government, class action, and related settlements	(10.8)	-	(6.5)	0.8	2.9	11.2	7.4	171.4
Premium paid on bond redemption	18.0	-	18.0	-	-	-	-	-
Premium received on bond issuance	-	-	(4.1)	-	-	-	-	-
Cash provided by operating activities of discontinued operations	(5.1)	(6.0)	(7.2)	(7.3)	(13.2)	(5.7)	(32.5)	(3.3)
Other	0.3	0.8	0.4	0.9	2.1	1.2	(1.4)	14.5
Adjusted EBITDA	$115.3	$100.4	$232.8	$201.6	$409.6	$363.7	$322.6	$306.7

For the three months ended June 30, 2011, net cash used in investing activities was $25.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the three months ended June 30, 2011 was $122.7 million and resulted primarily from net debt payments, including the June 2011 optional redemption of $335 million of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the three months ended June 30, 2010, net cash used in investing activities was $13.9 million and resulted primarily from capital expenditures, including the acquisition of an inpatient rehabilitation hospital, net settlement payments related to interest rate swaps, and net purchases of restricted investments offset by a decrease in restricted cash. Net cash used in financing activities during the three months ended June 30, 2010 was $18.7 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the six months ended June 30, 2011, net cash used in investing activities was $49.2 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by a decrease in restricted cash. Net cash used in financing activities during the six months ended June 30, 2011 was $95.8 million and resulted primarily from net debt payments, including the June 2011 optional redemption of $335 million of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the six months ended June 30, 2010, net cash used in investing activities was $40.1 million and resulted primarily from capital expenditures, including the acquisition of an inpatient rehabilitation hospital, and net settlement payments related to interest rate swaps offset by a decrease in restricted cash and proceeds from the sale of our hospital in Baton Rouge, Louisiana. Net cash used in financing activities during the six months ended June 30, 2010 was $41.4 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and net debt payments.

For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the sale of the Company’s hospital in Baton Rouge. Net cash used in financing activities during the year ended December 31, 2010 was $237.7 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

For the year ended December 31, 2009, net cash used in investing activities was $133.0 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the year ended December 31, 2009 was $224.3 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

For the year ended December 31, 2008, net cash used in investing activities was $40.0 million and resulted primarily from capital expenditures, including expenditures associated with development activities, and net settlement payments related to an interest rate swap offset by proceeds from asset disposals, including our corporate campus. Net cash used in financing activities during the year ended December 31, 2008 was $176.0 million and resulted primarily from net debt payments made during the period, as well as distributions paid to noncontrolling interests of consolidated affiliates and dividends paid on the Company’s perpetual preferred stock, offset by proceeds from the issuance of common stock.

For the year ended December 31, 2007, net cash provided by investing activities was $1,184.5 million and resulted primarily from the proceeds from the divestitures of the Company’s surgery centers, outpatient, and diagnostic divisions. Net cash used in financing activities during the year ended December 31, 2007 was $1,436.6 million and resulted primarily from net debt payments primarily using the net proceeds from the divestitures discussed above.

Forward-Looking Statements

Statements contained in this document which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, the timing of the redemption of senior notes, the timing or outcome of the HHS-OIG investigation, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully complete and integrate acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; the impact of the Budget Control Act of 2011 and any related changes to or reductions in Medicare programs; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarters ended June 30, 2011 and March 31, 2011.

ITEM 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

99.1 Press release of HealthSouth Corporation, dated August 8, 2011.
99.2 Supplemental slides provided in connection with the HealthSouth Corporation investor conference call on August 9, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH Corporation

By:	/s/ Douglas E. Coltharp
Name: Douglas E. Coltharp
Title: Executive Vice President and Chief Financial Officer

Dated: August 9, 2011